Exhibit 10.7

ATTACHMENT 1

STATEMENT OF WORK FOR

Phoenix Motorcars

Southern California Airports – Zero Emission Shuttle Transportation

The 2016 AQMP identifies the need for NOx emission reductions as the most significant air quality challenge in meeting the upcoming ozone standard deadlines. Significant increases in NOx, PM and greenhouse gases emissions from airport shuttle buses are expected because airline passenger transportation and expansion of operations at various commercial airports are projected to increase in the near future. Staff has been working with Contractor, an electric vehicle manufacturer, to accelerate the development and deployment of battery electric shuttle buses. Contractor has made significant progress deploying over 36 battery electric shuttle buses operating at the Los Angeles World Airport and Ontario Airport for over two years and is committed to seeking funds from CARB’s Hybrid and Zero Emission Truck and Bus Voucher Incentive Project (HVIP) for battery electric shuttle bus replacement projects.

This project is to replace 29 diesel and gasoline airport shuttle buses with new battery electric buses manufactured by Contractor. The new electric buses are equipped with state-of-the-art electric drivetrain technology that delivers up to 100 miles range on a single charge. Combined with dual charging capability, the buses are well suited to meet the requirements of most fleets operating on a fixed route within close proximity of the airport. As part of the eligibility requirement, staff will inspect existing shuttle buses for operability and drivability before the buses can be replaced with battery electric buses. Upon successful inspection and replacement of the existing buses, Contractor will be required to destroy or render the existing buses useless without cannibalizing any parts from the old engines. In addition, staff will confirm that each replaced bus and its engine have been destroyed by an authorized scrap yard. Contractor will submit quarterly and annual reports during the project.

CONTRACTOR shall perform the following tasks:

Task 1 - Program Management

1.1.	CONTRACTOR shall plan, coordinate, and report as required to successfully achieve the overall objectives of the project. CONTRACTOR shall submit monthly status updates and quarterly reports as described in the Deliverables section of this contract.

1.2.	CONTRACTOR shall attend a “kick-off” meeting with the SCAQMD. The administrative and technical aspects of this Agreement will be discussed at the meeting. At a minimum, the meeting shall cover team introductions, project requirements and expectations as well as preliminary vehicle design, specifications, and performance targets.

1.3.	CONTRACTOR shall develop, document, and distribute a project management plan for this project. The project management plan shall include the objectives, work plan, success criteria, assumptions, dependencies, organizational structure, managerial process and communication plan, risk management, and any other plans associated with project management of this project.

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1.4.	CONTRACTOR shall release request for proposal to solicit proposals from fleet operators and select awardees for replacement of shuttle.

Deliverables:

•	Project management plan

•	Project Management Update reports (Monthly and Quarterly)

•	Preliminary Vehicle Design, Specifications and Performance Targets

Task 2 – Preliminary Design Task

2.1.	CONTRACTOR shall review both the airport shuttle market requirements as well as data from currently operating electric vehicles in the market to determine optimum specifications of the vehicles to be deployed. CONTRACTOR shall develop a complete specification (proprietary information) allowing the vehicle to meet market requirements. Conduct a review of 2D and 3D mechanical drawings, electrical schematics, physical wiring diagrams, and installation instructions in order to fabricate and assemble the target vehicle.

Deliverables:

•	Airport shuttle bus market analysis and data analysis report on currently operating electric shuttles

•	Review of vehicle specifications and vehicle 3D integration model during dedicated meeting.

•	Vehicle system / design information (Confidential documents)

o	First level of Bill of Materials

o	Sub-Assembly drawings

o	Vehicle & main components specifications

o	Overview installation drawing

•	Targeted performance metrics

Task 3 - Vehicle Assembly, Testing and Deployment

3.1.	CONTRACTOR shall demonstrate ability to design & mass-produce, deploy and support high quality electric shuttles in the field. CONTRACTOR shall conduct verification testing on the first vehicle to be produced to confirm the following criteria:

•	Vehicle range: City and highway w/ & w/o A/C.

•	Vehicle acceleration: 0-20 mph, 0-30 mph, 0-50 mph.

•	Battery cell level information (TBC based on confirmation from supplier).

•	Motor design validation – list of tests done by supplier.

•	Simulated customer use test – Airport environment.

•	Vehicle drive by & interior noise.

•	Contractor shall present the Phoenix Motorcars vehicle limited warranty coverage information

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CONTRACTOR shall provide a verification testing report to SCAQMD for review prior to commencing manufacture of the 29 vehicles.

3.2.	CONTRACTOR shall produce and submit the following reports with regard to vehicle manufacturing and deployment.

■	Sourcing: CONTRACTOR to produce Sourcing Plan for all 29 Vehicles and submit actual spending update on a monthly basis till the conclusion of Task

■	Manufacturing: CONTRACTOR to produce and submit Manufacturing Plan for all 29 Vehicles.

■	Quality and Testing: CONTRACTOR to produce and submit Quality and Testing Plan for all 29 Vehicles.

■	Vehicle Deployment: CONTRACTOR to produce and submit Deployment Plan for all 29 Vehicles. Deployment costs will be calculated and submitted at the end of February 2019 for reimbursement to SCAQMD.

■	Customer Training and Maintenance: CONTRACTOR to produce and submit Customer Training and Maintenance Plan for all 29 Vehicles.

3.3.	CONTRACTOR shall complete the manufacturing and deployment of 29 new battery electric buses, including EVSEs with the goal of delivering the vehicles within about 12 months of project start.

3.4.	CONTRACTOR shall deliver battery electric shuttle buses to end user fleets and prepare photos of delivered buses. CONTRACTOR shall provide SCAQMD with a list of participating end user fleets.

Deliverables:

•	Vehicle verification testing report based on prototype vehicle with identical specification - chassis and EV powertrain - to target vehicles

•	Sourcing plan and monthly Sourcing Report

•	Source base shuttle bus for first 13 units

•	Source base shuttle bus for next 5 units

•	Source base shuttle bus for next 6 units

•	Source base shuttle bus for next 5 units

•	Source battery packs for all 29 units

•	Complete shipping, tariff and duties for 29 battery packs

•	Complete testing of first 13 battery packs

•	Complete testing of next 11 battery packs

•	Complete testing of next 5 battery packs

•	Source Motor Components for all 29 units

•	Complete shipping, tariff and duties for 29 Motor Component Units

•	Source On-board Chargers for first 13 units

•	Source On-board Chargers for remaining 16 units

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•	Source remaining Bill Of Materials and Labor Costs for 6 units

•	Source remaining Bill Of Materials and Labor Costs for next 7 units

•	Source remaining Bill Of Materials and Labor Costs for next 5 units

•	Source remaining Bill Of Materials and Labor Costs for next 6 units

•	Source remaining Bill Of Materials and Labor Costs for next 5 unit

•	Manufacturing plan and Monthly Manufacturing report

•	Quality & Testing plan and results

•	Deployment Plan and Monthly Deployment Report

•	Customer training &Maintenance plan

•	Complete Manufacturing, Deployment & Customer Training for first 6 units

•	Complete Manufacturing, Deployment & Customer Training for next 7 units

•	Complete Manufacturing, Deployment & Customer Training for next 5 units

•	Complete Manufacturing, Deployment & Customer Training for next 6 units

•	Complete Manufacturing, Deployment & Customer Training for next 5 units

•	Pictures of buses & corresponding VIN number at factory after completion of manufacture

•	Pre-delivery Inspection report of buses prior to delivery

•	Picture of the bus at the customer’s location

Task 4 – Vehicle Attrition Schedule and Engine/Bus Scrappage

4.1.	CONTRACTOR shall inspect and record the serial numbers, VINs, odometer readings, make, model, and year of the airport shuttles to be replaced. CONTRACTOR shall verify operability and drivability before the vehicle is replaced.

4.2.	CONTRACTOR shall destroy or render the existing buses along with the engines useless upon successful completion of replacing gasoline or diesel buses with battery electric buses. The destruction of each replaced bus will be confirmed by SCAQMD staff through photographs of destroyed engines and buses and a certificate signed and dated by an authorized scrap yard representative that a 6-inch hole was cut into the engine block and the chassis was cut through the frame/frame rails. The vehicles will be scrapped within a period of 4 months from the date of delivery of the vehicle to the customer.

Deliverables:

•	Vehicle inspection report - the serial numbers, VINs, odometer readings, make, model, year, operability and drivability

•	Vehicle scrappage report – photographs of destroyed engines and buses and a certificate signed and dated by an authorized scrap yard representative

Task 5 – Vehicle Operation Monitoring and Reporting

5.1.	CONTRACTOR shall assure that the electric shuttle bus will be fully deployed on the assigned route during the field demonstration.

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5.2.	CONTRACTOR shall provide performance parameters and specifications on all deployed buses to monitor during the operation in Airport Shuttle service for at least 12 months with the goal of performance comparison with a representative conventional shuttle bus.

5.3.	CONTRACTOR shall develop and distribute surveys to gather driver and service feedback and perform interviews with operators, mechanics and fleet managers for user acceptance evaluation. CONTRACTOR shall prepare User deployment acceptance report.

Deliverables:

•	Operating route information

•	Operations report (distance driven, efficiency, energy charged)

•	Environmental reports (CO2 savings, NOx savings, Particle Matter savings)

•	Down-time frequency reports for scheduled maintenance

•	Estimated Mean Time Between Failure (MTBF) for major components (motor, inverter, battery system)

•	User deployment acceptance report

Task 6 – Installation of EVSEs

6.1.	CONTRACTOR shall assess infrastructure requirements and develop Infrastructure Implementation plan

Deliverables:

•	Infrastructure Plan

•	Monthly Infrastructure Installation Report

•	Complete EVSE & Infrastructure installation for first 12 buses

•	Complete EVSE & Infrastructure installation for next 12 buses

•	Complete EVSE & Infrastructure installation for remaining 5 buses

Task 7 – Final Report

7.1.	CONTRACTOR shall produce a final report that summarizes the complete analysis conducted on vehicle performance and user acceptance.

Deliverables: Final report with user acceptance survey and 2-page project synopsis on the completion of the project

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DELIVERABLES

CONTRACTOR shall supply the following reports to the SCAQMD under this Contract. Each submitted report shall be submitted electronically in MS WORD format (.doc). CONTRACTOR is encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report. Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

1.	Project Management Plan. CONTRACTOR shall provide a detailed Project Management Plan as described by Task 1.

2.	Monthly Status Update

During phase I of the project (Vehicle Assembly and deployment), CONTRACTOR shall submit an electronic copy in MS Word format (.doc) of each monthly progress report due by the 30th day of each month following the reporting period. The monthly reports must provide a concise narrative assessment of the status of work, milestones achieved, and problems encountered and how they were resolved. The monthly reports shall be formatted and completed as follows:

a.	What was planned to be accomplished in the period by Task

b.	What was actually accomplished during the period by Task

c.	How the project is progressing to plan

d.	Significant problems or changes

e.	What is expected to be accomplished in the next period by Task

f.	Current and cumulative budget expenditures

g.	Photos to illustrate project performance

During phase II of the Project (Vehicle Operation Monitoring and reporting) CONTRACTOR shall submit an electronic copy in MS Word format (.doc) of each monthly progress report due by the 30th day of each month following the reporting period. The monthly reports must provide a concise narrative assessment of the following:

a.	Operational report per client, per period and cumulative (distance driven - mile, efficiency - kWh/mile, energy charged – kWh)

b.	Environmental report per location, per period and cumulative (CO2 savings, NOx savings, Particle Matter savings).

c.	Down-time frequency reports for scheduled maintenance

d.	Failures report per client, per period and cumulative for major components (motor, inverter, battery system)

e.	Estimated Mean Time Between Failure (MTBF) for major components (motor, inverter, battery system).

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3.	Quarterly Progress Reports. CONTRACTOR shall submit an electronic copy in MS Word format of each quarterly progress report due by the 30th day of each month following the reporting period. CONTRACTOR shall submit one copy of each progress report to AQMD’s Project Manager, and one copy to AQMD’s Contract Administrator- Technology Advancement.

During phase I of the project (Vehicle Assembly and deployment), the Quarterly Progress Report must provide a concise narrative assessment of the status of work and include the following information:

a.	The AQMD contract number and name of the recipient.

b.	The project title and name of the project director/principal investigator.

c.	Date of report and period covered by the report.

d.	A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why any established goals were not met.

e.	A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information

f.	Cost Status. Show approved budget by budget period and actual costs incurred. Costs shall be broken out by AQMD share, recipient share, and total costs.

g.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance. You may use your own project management system to provide this information.

h.	Any changes in approach or aims and reasons for change. Remember significant changes to the objectives and scope require prior approval by the contracting officer.

i.	Actual or anticipated problems or delays and actions taken or planned to resolve them.

j.	Any absence or changes of key personnel or changes in consortium/teaming arrangement.

During phase II of the Project (Vehicle Operation Monitoring and reporting), the Quarterly Progress Report must provide a concise narrative assessment of vehicle operation as the various customer sites and include the following information:

a.	The AQMD contract number and name of the recipient.

b.	The project title and name of the project director/principal investigator.

c.	Date of report and period covered by the report.

d.	A comparison of the actual environmental impact (CO2 savings, NOx savings, Particle Maters savings) with the objectives.

e.	A cumulative Operation report (miles driven, energy charge).

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4.	Special Event/Status Report. CONTRACTOR must report the following events associated with this project by e-mail to SCAQMD Project Officer as soon as possible after they occur:

a.	Developments that have a significant favorable impact on the project.

b.	Problems, delays, or adverse conditions which materially impair CONTRACTOR’s ability to meet the objectives of the Contract or which may require SCAQMD to respond to questions relating to such events from the public.

c.	CONTRACTOR must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

i.	Any single fatality or injuries requiring hospitalization of five or more individuals.

ii.	Any significant environmental permit violation.

iii.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

iv.	Any incident which causes a significant process or hazard control system failure.

v.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

vi.	Any damage to Government-owned equipment in excess of $50,000.

vii.	Any other incident that has potential for high visibility in the media.

5.	Draft Final Report. CONTRACTOR shall submit an electronic copy of the draft final report in Microsoft Word format (.doc) for review and comment. The draft final report shall be submitted within 45 days of the conclusion of the project. This document shall be considered in the public domain, in conformance with the California Public Records Act (Government Code Section 6250 et seq.). Any trade secret information may be submitted to AQMD in a separate report in which the trade secret information is specifically identified. AQMD agrees to treat such trade secret information in accordance with its Public Records Act guidelines relating to trade secret information. AQMD shall complete its review of the draft final report within four weeks of its receipt from CONTRACTOR. The draft final report shall include, but not be limited to, the following:

a.	Identify the AQMD contract number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

b.	Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the AQMD assumes no liability for the disclosure, use or reproduction of such reports.

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c.	Provide an executive summary, which includes 1) a customer feedback overview of the use of the electric shuttle bus technology, 2) an overview of major lessons learned from the project, 3) an assessment of the technical effectiveness and economic feasibility of the proposed solution and 4) how the project is otherwise of benefit to the public. The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

d.	Provide a comparison of the actual accomplishments with the goals and objectives of the project.

e.	Summarize project activities for the entire period of funding, including solutions implemented, pictures, main challenges encountered during project, and recommendations for future deployments. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

6.	Final Report. CONTRACTOR shall submit three stapled originals and an electronic copy in Microsoft Word format (.doc) of the final report, incorporating AQMD’s comments, within 90 days of the conclusion of the project. This document shall be considered in the public domain, in conformance with the California Public Records Act (Government Code Section 6250 et seq.). Any trade secret information may be submitted to AQMD in a separate report in which the trade secret information is specifically identified. AQMD agrees to treat trade secret information in accordance with its Public Records Act guidelines relating to trade secret information.

7.	Project Synopsis. CONTRACTOR shall submit a 2-page project synopsis, along with the final report. Attachment 3 to this contract provides the format and content to be used for this synopsis. In addition to a hard copy, CONTRACTOR shall provide the synopsis in an electronic version, using Microsoft WORD. All color photographs and images, if relevant to the project, shall be embedded within the synopsis AND provided separately in digital format, such as .ppt, .tif. or .jpg, on a CD or sent electronically.

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ATTACHMENT 2

PAYMENT SCHEDULE FOR

Phoenix Motorcars

The total project cost is estimated to be $7,373,905, of which EPA’s cost share shall not exceed $3,184,875. Leveraged funding sources for the remaining $4,189,030 will include contribution from Phoenix Cars LLC OEM in conjunction with the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (HVIP) available through the California Air Resource Board. CONTRACTOR shall submit an updated progress report with each invoice to provide documentation that work has been completed to justify the invoice payment. Each invoice shall also be accompanied with documentation to identify the CONTRACTOR’s cost share expenditures.

Tasks	EPA Share	Contractor share	Total Budget	Estimated Completion Date (Not to exceed)
SCAQMD Admin Fee	$62,449	$0	62,449
1.1, 1.2, 1.3, 1.4 (Program Management)	$0	$60,000	60,000
2.1 (Preliminary Design Task)	$0	$150,000	150,000
3.1, 3.2 (Sourcing, Manufacturing & Quality Testing)	$2,298,515	$2,842,424	5,140,939	10 months after contract execution
Please see Table 1 for detailed subtasks under Task 3.1, 3.2
3.3, 3.4 (Vehicle Deployment, Customer Training / Maintenance)	$463,911	$449,650	913,561	18 months after contract execution
Please see Table 2 for detailed subtasks for Task 3.3 & 3.4
4.1, 4.2 (Vehicle scrappage)	$0	$11,600	11,600
5.1 (Monitoring & Reporting)	$20,000	$6,880	26,880	30 months after contract execution
6.1 (EVSE Installation)	$290,000	$654,476	944,476	18 months after contract execution
Please see Table 3 for detailed subtasks for Task 6.1
7.1 Final Report & Post-Project Completion	$50,000	$14,000	64,000	36 Months after contract execution
Total not to exceed amount	3,184,875	4,189,030	7,373,905

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Table 1: Detailed subtasks under Task 3.2

Task	Description	EPA Share	Contractor Share	Total Budget
Task 3.1	Vehicle verification testing	$0	$0	$0
Task 3.2.1	Source base shuttle buses - 13 units	$373,509	$458,644	$832,153
Task 3.2.2	Source Battery Packs - 29 units	$698,212	$857,357	$1,555,569
Task 3.2.3	Source Motor Components - 29 units	$112,191	$137,763	$249,953
Task 3.2.4	Shipping, Tariff & Duties for 29 Motor Components	$30,130	$36,998	$67,128
Task 3.2.5	Source base shuttle buses - 5 units	$147,670	$181,330	$329,000
Task 3.2.6	Source base shuttle buses - 6 units	$177,205	$217,595	$394,800
Task 3.2.7	Source base shuttle buses - 5 units	$147,670	$181,330	$329,000
Task 3.2.8	Test Battery Packs - 13 units	$55,234	$67,823	$123,057
Task 3.2.9	Test Battery Packs - 11 units	$46,736	$57,389	$104,125
Task 3.2.10	Test Battery Packs - 5 units	$21,244	$26,086	$47,330
Task 3.2.11	Duties & Shipping for 29 Battery Packs	$55,888	$68,627	$124,515
Task 3.2.12	Source of On Board Charger - 13 units	$38,278	$47,002	$85,280
Task 3.2.13	Source of On Board Charger - 16 units	$47,111	$57,849	$104,960
Task 3.2.14	Source remaining BOM & Labor Cost for 6 buses	$72,284	$88,760	$161,044
Task 3.2.15	Source remaining BOM & Labor Cost for 7 buses	$89,221	$109,557	$198,778
Task 3.2.16	Source remaining BOM & Labor Cost for 5 buses	$58,104	$71,348	$129,452
Task 3.2.17	Source remaining BOM & Labor Cost for 6 buses	$69,725	$85,618	$155,342
Task 3.2.18	Source remaining BOM & Labor Cost for 5 buses	$58,104	$71,348	$129,452
TOTAL		$2,298,515	2,822,424	$5,120,939

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Table 2: Detailed subtasks under Task 3.3 and Task 3.4

Task	Description	EPA Share	Contractor Share	Total Budget
Task 3.3.1 /3.4.1	Complete Manufacturing, Deployment & Customer Training – 6 units	$95,982	$93,031	$189,013
Task 3.3.2/ 3.4.2	Complete Manufacturing, Deployment & Customer Training – 7 units	$111,979	$108,536	$220,515
Task 3.3.3 /3.4.3	Complete Manufacturing, Deployment & Customer Training – 5 units	$79,985	$77,526	$157,511
Task 3.3.4 /3.4.4	Complete Manufacturing, Deployment & Customer Training – 6 units	$95,982	$93,031	$189,013
Task 3.3.5 /3.4.5	Complete Manufacturing, Deployment & Customer Training – 5 units	$79,985	$77,526	$157,511
TOTAL		$463,911	$449,650	$913,561

Table 3: Detailed subtasks under Task 6.1

Task	Description	EPA Share	Contractor Share	Total Budget
Task 6.1.1	EVSE & Infrastructure - 12 buses	$120,000	$270,818	$390,818
Task 6.1.2	EVSE & Infrastructure - 12 buses	$120,000	$270,818	$390,818
Task 6.1.3	EVSE & Infrastructure - 5 buses	$50,000	$112,840	$162,840
TOTAL		$290,000	$654,476	$944,476

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